Exhibit 99.1

News Release

BPZ Energy Announces Receipt of Environmental Permit to Acquire 3-D Seismic Data in Offshore Block Z-1 and Provides Third Quarter and Nine Month 2011 Financial and Operational Results

HOUSTON, Nov. 3, 2011 (GLOBE NEWSWIRE) — BPZ Energy (NYSE:BPZ) (BVL:BPZ), an independent oil and gas exploration and production company, today announced receipt of the approval to acquire 3-D Seismic Data in Offshore Block Z-1 and also provided financial and operational results for the three and nine-month periods ended September 30, 2011.

For three months ended September 30, 2011, the Company reported operating income of $7.1 million and net income of $5.7 million, or $0.05 on a per share basis, compared to an operating loss of $50.4 million and net loss of $43.7 million, or $0.38 per share, for the same period last year.

For the nine months ended September 30, 2011, the Company reported operating income of $16.4 million and a net loss of $2.1 million, or $0.02 per share, compared to an operating loss of $49.0 million and net loss of $49.7 million, or $0.43 per share, for the same period last year.

The increase in operating income for the three and nine month periods ended September 30, 2011, was the result of the impact in 2010 of non-recurring charges incurred in the third quarter of 2010, including dry hole costs of $32.1 million, and $12.7 million of charges reported as other expenses. There were no similar items during the comparable nine-month 2011 period. The other expenses in 2010 include $10.7 million of charges related to the planned gas plant, pipeline and gas-to-power project, and $2.0 million associated with the abandonment of two platforms.  In addition, higher prices on crude oil sales were received during the three and nine months ended September 30, 2011 compared with the same periods last year.  Nine-month 2011 results also benefitted from slightly higher sales volumes.

Earnings before interest, income taxes, depreciation, depletion and amortization and exploration expense and certain non-cash charges (“EBITDAX”) was $16.9 million and $53.4 million for the three and nine months ended September 30, 2011, respectively, compared to $7.6 million and $27.9 million for the same periods last year, respectively.

Included in the release for reference are the Company’s Consolidated Statements of Operations and a reconciliation of EBITDAX (non-GAAP measure) for the three and nine months ended September 30, 2011 compared to the same periods last year.

BPZ Resources, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net revenue:
Oil revenue, net	$34,884	$26,688	$108,246	$73,130
Other revenue	1,326	—	3,608	—

Total net revenue	36,210	26,688	111,854	73,130

Operating and administrative expenses:
Lease operating expense	10,909	10,967	29,182	21,309
General and administrative expense	8,452	8,545	26,759	24,774
Geological, geophysical and engineering expense	571	6,113	8,290	7,016
Dry hole costs	—	32,059	—	32,059
Depreciation, depletion and amortization expense	8,534	6,659	27,811	24,193
Standby costs	629	—	3,450	—
Other expense	—	12,738	—	12,738

Total operating and administrative expenses	29,095	77,081	95,492	122,089

Operating income (loss)	7,115	(50,393)	16,362	(48,959)

Other income (expense):
Income from investment in Ecuador property, net	453	305	359	611
Interest expense	(5,600)	(2,821)	(14,240)	(8,510)
Gain (loss) on derivatives	4,622	—	(1)	—
Interest income	33	101	266	171
Other income	157	17	349	28

Total other expense, net	(335)	(2,398)	(13,267)	(7,700)

Income (loss) before income taxes	6,780	(52,791)	3,095	(56,659)

Income tax expense (benefit)	1,075	(9,132)	5,191	(6,964)

Net income (loss)	$5,705	$(43,659)	$(2,096)	$(49,695)

Basic net income (loss) per share	$0.05	$(0.38)	$(0.02)	$(0.43)
Diluted net income (loss) per share	$0.05	$(0.38)	$(0.02)	$(0.43)

Basic weighted average common shares outstanding	115,460	114,927	115,327	114,843
Diluted weighted average common shares outstanding	115,547	114,927	115,327	114,843

Production and Revenue Summary

Production

For the three months ended September 30, 2011, total production from the offshore Corvina and Albacora fields in Block Z-1 was approximately 321 thousand barrels of oil, or 3,489 barrels of oil per day (bopd), compared to 279 thousand barrels of oil, or 3,033 bopd for the same period in 2010. For the three months ended September 30, 2011, the Company had oil production from five wells in the Corvina field, and intermittent production from two wells in the Albacora field. During the same period in 2010, the Company had oil production from two wells in the Corvina field and one well in the Albacora field due to extended well testing compliance.

For the nine months ended September 30, 2011 total oil production was 1.07 million barrels, or 3,930 bopd, compared to 1.11 million barrels, or 4,077 bopd for the same period in 2010. During the nine months ended September 30, 2011, five wells produced in the Corvina field and two wells produced intermittently in the Albacora field. During the same period in 2010, oil production occurred from eight producing wells in the Corvina field and the A-14XD well in the Albacora field.

Revenues

Net oil revenues for the three months ended September 30, 2011 were $34.9 million compared to $26.7 million for the same period in 2010. During the three months ended September 30, 2011, net oil sales volumes and realized pricing per barrel were 338 thousand barrels and $103.06, compared to 399 thousand barrels and $66.84, respectively, for the same period last year. The $8.2 million increase in net oil revenue is due to an increase of $36.22, or 54%, in the average per barrel price received.

For the nine months ended September 30, 2011, net oil revenue was $108.2 million compared to $73.1 million for the same period last year.  For the nine months ended September 30, 2011, net oil sales volumes and realized pricing per barrel were 1.07 million barrels and $101.25, compared to 1.05 million barrels and $69.88, respectively, for the same period last year. The increase in net oil revenue of $35.1 million is due to an increase of $31.37, or 45%, in the average per barrel price received and an increased amount of oil sold of 23 thousand barrels.

For the three and nine months ended September 30, 2011, other revenue included approximately $1.3 million and $3.6 million, respectively, of revenue associated with the chartering of two of the Company’s support vessels, the BPZ-02 and Don Fernando to another operator.

Expense Summary

Lease Operating Expense

For the three months ended September 30, 2011, lease operating expense (LOE) was $10.9 million ($32.28 per barrel) compared to $11.0 million ($27.47 per barrel) for the same period in 2010. The decrease in LOE is due to decrease in expenses as a result of inventory reduction in 2010 of $3.8 million, and decreases in lab fees of $0.4 million. Partially offsetting these decreases to expense are increased workover expenses of $1.7 million, increased repair and maintenance expenses of $1.6 million, increased insurance costs of $0.4 million and increased salary and related expense of $0.4 million.

For the nine months ended September 30, 2011, LOE increased by $7.9 million to $29.2 million ($27.30 per Bbl) from $21.3 million ($20.36 per Bbl) for the same period in 2010. The increase in LOE is due to the buildup of oil inventory in 2010 of $1.2 million, increased repair and maintenance expenses of $4.2 million, increased insurance costs of $1.2 million, increased workover expenses of $1.1 million, increased salary and related expense of $1.0 million, increased contract labor and consulting services of $0.9 million, and increased other transportation expense of $0.5 million. Partially offsetting these increases to expense are decreases in contract services of $2.3 million.

General and Administrative Expense

For the three months ended September 30, 2011, general and administrative (G&A) expenses decreased to $8.4 million compared with $8.5 million for the same period in 2010. Stock-based compensation expense, a subset of G&A expenses was $0.8 million for the recent quarter compared to $1.4 million for the same period in 2010.  G&A expenses, excluding stock based compensation, increased $0.5 million to $7.6 million from $7.1 million for the same period in 2010 related to increased taxes for non-income items.

For the nine months ended September 30, 2011, G&A expenses increased to $26.8 million from $24.8 million for the same period in 2010. Stock-based compensation expense decreased $1.5 million to $3.2 million for the nine months ended September 30, 2011 compared with $4.7 million for the same period in 2010.  G&A expenses, excluding stock based compensation, were $23.6 million compared with $20.1 million for the same period in 2010.  The $3.5 million increase is due to increases in salary and salary related costs of $2.1 million, increased taxes for non-income items of $1.0 million and higher other expenses of $0.4 million.

Geological, Geophysical and Engineering Expense

For the three months ended September 30, 2011, geological, geophysical and engineering expenses (GG&E) were $0.6 million compared to $6.1 million for the same period in 2010, due to seismic acquisition expenses for Block XXIII in 2010.

For the nine months ended September 30, 2011, GG&E expenses increased to $8.3 million compared to $7.0 million for the same period in 2010. The increase is due to $1.5 million of seismic data acquisition and processing expenses related to Blocks XXII and XXIII in the first half of 2011, offset by lower environmental, lab and consulting expenses of $0.2 million.

Depreciation, Depletion and Amortization Expense

For the three months ended September 30, 2011, depreciation, depletion and amortization (DD&A) expense increased to $8.5 million from $6.6 million for the same period in 2010. For the nine months ended September 30, 2011, DD&A expense increased to $27.8 million from $24.2 million for the same period in 2010.

For both the three and nine months ended September 30, 2011, compared to the same periods in 2010, the increase to DD&A expense is due to an increase in depreciation expense related to production equipment and general equipment added toward the end of 2010.

Standby Costs

For the three and nine months ended September 30, 2011, the Company incurred $0.6 million and $3.4 million, respectively, mostly related to standby rig costs.  There were no similar expenses incurred during the comparable periods in 2010.

Other Income (Expense)

For the three months ended September 30, 2011, other expense was $0.3 million compared to $2.4 million in the same period in 2010. The lower expense is due to the unrealized gain on derivatives of $4.6 million and other income of $0.3 million offset by higher net interest expense of $2.8 million resulting from higher debt levels, compared to the same period a year ago.

For the nine months ended September 30, 2011, other expense was $13.3 million compared to $7.7 million for the same period in 2010. The increase in other expense is mainly due to higher net interest expense of $5.7 million resulting from higher debt levels, compared to the same period a year ago.

Income Taxes

For the three months ended September 30, 2011, the Company recognized income tax expense of $1.1 million on income before income taxes of $6.8 million. For the same period in 2010, the Company recognized an income tax benefit of $9.1 million on a loss before income tax of $52.8 million.

For the nine months ended September 30, 2011, the Company recognized income tax expense of $5.2 million on income before income taxes of $3.1 million. For the same period in 2010, the Company recognized an income tax benefit of $7.0 million on a loss before income taxes of $56.7 million.

For both the three and nine months ended September 30, 2011, income taxes increased due to higher income before taxes from oil operations in Peru.

Liquidity, Capital Expenditures and Capital Resources

Liquidity

At September 30, 2011, the Company had cash and cash equivalents of $63.4 million and a working capital surplus of $87.9 million.

Capital Expenditures

For the three months ended September 30, 2011, capital expenditures were $31.3 million, including $2.8 million of capitalized interest.  For the nine months ended September 30, 2011, capital expenditures were $59.7 million, including $7.2 million of capitalized interest, with the remainder as follows:

•                  $4.5 million for the Albacora 13E well, $4.3 million for the Albacora 9G well, $3.9 million for the Albacora 12F well, and $1.2 million for the Albacora 17D water injection well;

•                  $10.2 million on the Pampa la Gallina well in Block XIX;

•                  $11.5 million for equipment and installation of the permanent production facilities in the Albacora and Corvina fields;

•                  $11.7 million related to costs incurred in the design of the new CX-15 platform and associated equipment; and

•                  $5.2 million of capital expenditures in other projects, including the ongoing refurbishment of the Caleta Cruz dock.

Capital Resources

At September 30, 2011, the Company’s outstanding long-term debt consisted of 2015 Convertible Notes whose net amount of $145.2 million includes the $170.9 million of principal reduced by $25.7 million of the remaining unamortized discount, a $40.0 million secured debt facility, and a $75 million secured debt facility. At September 30, 2011, the current portion of long term debt and capital lease obligations was $9.5 million.

Subsequent Events

In October 2011, the Company received a tax refund of approximately $11.6 million that is related to income taxes paid in Peru in previous years.

In November 2011, the Company received an environmental permit to acquire 3-D seismic data in its offshore Block Z-1.

Reconciliation of Non-GAAP measure

The table below represents a reconciliation of EBITDAX to the Company’s net income (loss), which is the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Net income (loss)	$5,705	$(43,659)	$(2,096)	$(49,695)
Interest expense	5,600	2,821	14,240	8,510
Income tax expense (benefit)	1,075	(9,132)	5,191	(6,964)
Depreciation, depletion and amortization expense	8,534	6,659	27,811	24,193
Geological, geophysical and engineering expense	571	6,113	8,290	7,016
Dry hole costs	—	32,059	—	32,059
Other expense	—	12,738	—	12,738
Gain (loss) on derivatives	(4,622)	—	1	—
EBITDAX (a)	$16,863	$7,599	$53,437	$27,857

(a) Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and certain non-cash charges (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements.  “GAAP” refers to generally accepted accounting principles in the United States of America.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also presents the most directly comparable financial measure presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure.  Management believes that EBITDAX may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

Operations Update

Block Z-1 Seismic Permit

The environmental permit to acquire approximately 1,500 square kilometers of 3-D seismic data in our offshore Block Z-1 granted by the Peruvian Ministry of Energy and Mines was received by the Company on November 3, 2011. The seismic survey is expected to begin in the first quarter of 2012. This will be followed by processing and subsequent interpretation of the acquired seismic data, resulting in detailed mapping of the identified structures, including the Corvina and Albacora fields, as well as future exploration prospects.

CX-15 Platform

The contracts to fabricate, mobilize and install the new CX-15 platform at the Corvina Field were signed in the third quarter. Fabrication began on schedule during October at the shipyard in China. Installation in Peru remains scheduled for July 2012 with first production expected during the fourth quarter of 2012.

Corvina Field

The previously announced workover program to optimize production at the Corvina field has now been expanded to include work to allow for reinjection of gas into the gas cap to better manage the field’s reservoir performance. The program for the CX11-15D was modified to incorporate a dual completion that will allow injection into the gas cap and production from the oil reservoir.  The CX11-22D well, currently used only as a water injector, will be setup to also inject gas into the gas cap. Gas injection into the gas cap using these two wells is expected to begin during November 2011.

Work is also scheduled to begin shortly on the CX11-20XD well which conversely, is expected to eliminate the gas from the gas cap being produced from this well. As part of the expanded program, a similar workover will be conducted on the CX11-19D producing well to also eliminate the gas-cap gas being produced from this well.

Work has been completed on the CX11-14D which was previously shut-in. The intervention of the CX11-14D consisted in cleaning the sand and sediments accumulated at the bottom of the wellbores, which prevented the well from flowing. To date, the well has not reached the expected levels of production, so an added chemical treatment is being investigated. The oil sands in the CX11-15D were just opened, so no information is currently available regarding oil rates.

Albacora Field

During the third quarter of 2011, well work was completed on the pre-existing A-12F well, to convert it to a dual purpose well, and to convert the A-17D well to a water injector.  The cost associated with this work was capitalized.

Interference testing that began June 1, 2011 to evaluate reservoir connectivity between the A-14XD well and the two pre-existing shut-in oil wells, the A-13E and the A-9G, was completed in the third quarter. Production was intermittent from all three wells during the third quarter. As a result of the interference testing, a determination was made that the A-13E and A-14XD wells were connected within the same zone, while the A-9G was successfully tested from a separate reservoir.  Accordingly, we are evaluating the possibility of using the A-13E well as a gas injector to provide support to the A-14XD, instead of using the A-12F well that was intended either a gas injector or an oil producer. A gas flaring permit has been requested to open the A-12F well to test targeted oil zones and determine whether gas injection is optimal in either the A-12F or A-13E wells.

The previously granted Extended Well Testing permit is based upon opening new zones to allow for additional testing from October 1, 2011 through February 2012. Additional zones were opened in the A-14XD, A-13E and

A-9G wells mentioned above. In the A-14XD, a deeper zone was opened and comingled with the previous completion causing the oil well to just produce formation water from the deeper zone. Subsequently, plugs have been set to isolate the zone that produced water and an attempt to restore oil production from the well is underway.

We are acquiring two hydraulic jet pumps to assist in the production of the pre-existing wells, although one will first be used to return the A-14XD to production before being deployed to one of the pre-existing wells.

Installation of the Albacora reinjection equipment is underway.

Block XIX

Further studies continue on the Pampa La Gallina (PLG-1X) well to evaluate the source rock potential and the presence of fresh water encountered in the Heath sands.

The Company has received agreement from Perupetro to conduct a limited 3-D seismic survey as part of the Company’s minimum work commitment for the next exploration period to further evaluate future drilling locations. An environmental impact assessment (EIA) is currently being prepared for the additional seismic work.

Blocks XXII and XXIII

The interpretation of the new 2-D seismic acquired by the Company on Block XXII has been completed. Three prospects and one lead have been defined with the seismic data. Evaluation will continue with a detailed assessment of each prospect in order to define their technical merit and risk to determine their exploration potential.

The Company has notified Perupetro that the commitment for the next exploration period will be the drilling of one well. Timing of the actual drilling will depend on approval of the EIA, which is currently being prepared, and subsequent receipt of the necessary permits. Drilling on Block XXII is expected no earlier than 2013.

On Block XXIII, the processing of both the 2-D and 3-D seismic acquired by the Company has been completed and interpretation is underway.

President and CEO, Manolo Zúñiga commented, “The approval of the Block Z-1, 3-D seismic EIA after approximately a 14-month process is an important milestone which will allow us to progress our offshore exploration and development program.  While our plans for a more active drilling campaign in 2012 have been delayed due to the timing of the EIA permit, we expect that the Company should see significant growth in production in 2013.”

“Loss of the A-14XD oil production at Albacora, as well as results to date on the Corvina workovers, have placed our guidance for 2011 in jeopardy. However, work continues at both fields to restore production from the respective wells.  At Corvina, I’m encouraged that we will be initiating a new reservoir management program at the field, with the injection of gas into the gas cap.”

“With respect to our other key initiatives, the process to identify a joint venture partner for Block Z-1 is ongoing with an update on this process expected by the end of the year.  The closing of the $75 million financing during the third quarter and recent listing on the Bolsa de Valores in Lima were also important milestones for the company,” concluded Mr. Zúñiga.

Conference Call Information

The Company has also scheduled a conference call and webcast to discuss results on Friday, Nov. 4, 2011, at 10:00 a.m. CDT (11:00 a.m. EDT.) The live conference call may be accessed via the Investor Relations section of the Company’s website at www.bpzenergy.com or by accessing the following dial-in numbers:

US and Canada Dial-In:	(877) 293-5457

International Dial-In:	(707) 287-9344

Conference Code:	20935302

A replay of the conference call will be available at the Investor Relations section of the Company’s website. In addition, beginning at 1:00 p.m. CDT on Oct. 21 through 11:59 p.m. Nov 11, 2011, a replay will be available by accessing the following dial-in numbers:

US and Canada Dial-In:	(855) 859-2056

International Dial-In:	(404) 537-3406

About BPZ Energy

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company also owns a non-operating net profits interest in a producing property in southwest Ecuador. Please visit the Company’s website at www.bpzenergy.com for more information.

Forward Looking Statement

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, completion of our seismic data acquisition campaign, successful completion of a new drilling platform for the Corvina Field and the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. You can also obtain these filings from the SEC via the internet at www.sec.gov.

CONTACT:	A. Pierre Dubois
Investor Relations and Corporate Communications
BPZ Energy
(281) 752-1240
pierre_dubois@bpzenergy.com